Exhibit 99.1

Press Release	Source: Rockwell Medical Technologies, Inc.
Rockwell Medical Technologies, Inc. Announces Closing
of $22 Million Registered Direct Offering of Shares and Warrants
— Company secures capital needed for SFP clinical development —
WIXOM, MICHIGAN, October 5, 2009 — Rockwell Medical Technologies, Inc. (Nasdaq: RMTI), a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ERSD), chronic kidney disease (CKD), and iron deficiency anemia, announced today that it has received gross proceeds of approximately $22.0 million, before deducting placement agents’ fees and offering expenses, from the closing of the previously announced registered direct offering. In the offering, an aggregate of 2,840,000 shares of the Company’s common stock and warrants to purchase up to 1,079,200 shares of common stock were sold to institutional investors, led by Deerfield Management as the lead investor.
The purchase price per unit, consisting of one share and a warrant to purchase 0.38 shares, was $7.75. The warrants will have a five-year term from the date of issuance, will be exercisable beginning six months after the date of issuance, and will be exercisable at a price of $9.55 per share. The shares of common stock and warrants were immediately separable and were issued separately.
Rockwell anticipates that the net proceeds from the offering of approximately $20.5 million will be used for general corporate purposes, which may include funding of clinical trials and regulatory activities for soluble ferric pyrophosphate (SFP), the Company’s licensed drug therapy to treat iron deficiency anemia in dialysis patients, and other research and development expenses, and general and administrative expenses.
Mr. Robert L. Chioini, Chairman, CEO and President of Rockwell stated, “We are pleased with the mix of new institutional investors and appreciate their strong vote of confidence in the future of Rockwell as they chose to invest in us at this time. We expect this funding to be sufficient to finance the remainder of our FDA clinical development for SFP, our lead drug for treatment of iron deficiency anemia.”
JMP Securities LLC served as lead placement agent and Wedbush Securities Inc. served as co-placement agents for the offering. Copies of the prospectus supplement and accompanying base prospectus relating to the public offering may be obtained from the Securities and Exchange Commission website at http://www.sec.gov or from Rockwell Medical Technologies, Inc., located at 30142 Wixom Road, Wixom, Michigan 48393 (telephone number: (248) 960-9009), Attn: Thomas E. Klema, Secretary.
The securities were offered by Rockwell pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (File No. 333-160791). This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. Any offer of these securities will be solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued in connection with such offering.
About SFP:
SFP is a novel, investigational, physiological iron maintenance therapy designed to treat iron deficiency anemia in ESRD patients. SFP is a proprietary, water-soluble form of iron that travels directly to the bloodstream and transfers iron at a cellular level, similar to normal, healthy dietary iron uptake. SFP is designed as a continuous replacement treatment delivering small doses of iron during every dialysis session in order to offset iron losses during the dialysis procedure, thereby maintaining hemoglobin in the target range as per Kidney Disease Quality Outcomes Initiative (KDQOI) recommendations. Clinical trials to date suggest that SFP, delivered during each dialysis treatment via dialysate, maintains optimal iron balance and avoids liver toxicity while decreasing associated drug administration costs. Recent academic studies have shown that more frequent maintenance doses of iron improve the therapeutic response and benefits of recombinant erythropoietin treatment. Rockwell has licensed exclusive world-wide rights to manufacture and sell SFP and has secured patents for SFP in multiple countries, including the three largest dialysis markets in the world: the United States, Japan, and the European Union. Based on current market data, the U.S. dialysis market for IV iron is approximately $560 million annually while global market potential is approximately $850 million.

About Rockwell Medical Technologies:
Rockwell is a fully-integrated biopharmaceutical company offering innovative products and services initially targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia. An established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad, Rockwell provides products that are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient’s bloodstream. Dialysis is a process that duplicates kidney function for patients who suffer from ESRD. There are approximately 400,000 ESRD patients in the United States growing at an annual rate of 4 percent, and approximately 2 million ESRD patients world-wide.
The Company is currently developing unique, proprietary renal drug therapies for iron treatment. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.
Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “projected,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Rockwell’s SEC filings. Thus, actual results could be materially different. Rockwell expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.
Contact: Brian Korb, VP, The Trout Group LLC (646) 378-2923
Media Contact: Lisa Rivero, Director, Media Relations, LaVoie Group (978)745-4200 ext. 106